Exhibit 99.2

Third Quarter 2004 Conference Call
Statement of Jim Hartman, Mark Kraus and Jim Mellor
Enpath Medical, Inc.
October 20, 2004

 Welcome to the Enpath Medical third quarter, 2004 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2003 Annual Report on Form 10-K filed in March 2004 and our subsequent Forms 10-Q and Forms 8-K, for a listing of some of the factors that could cause results to differ materially.

This is our third full quarter as Enpath Medical and as the merged business of the former Medamicus, Inc. and BIOMEC Cardiovascular, Inc. that occurred on October 23, 2003.  Joining me on the call today is Mark Kraus, President of our Delivery Systems business unit and Jim Mellor, acting President of the Lead Technologies Division and also Sr. VP of Sales and Marketing for the entire Enpath organization.

During my remarks today I will highlight certain aspects of our third quarter financial results that were not covered in our press release issued this morning.  Jim, Mark and I will then provide our outlook and guidance for the remainder of the year.   At the conclusion of our remarks, we will be available to answer questions.

I want to preface my comments on our third quarter results by calling attention to the fact that we have combined the results of our newly acquired business with those of our existing business beginning October 23, 2003.  Our third quarter results comparisons reflect both Divisions in 2004 but only the Delivery Systems business in 2003.  As I refer to our two businesses, I will use the name Delivery Systems Division or Delivery group or business to indicate the former Medamicus and the Lead Technologies Division or Leads group or business to refer to the BIOMEC Cardiovascular organization.

Third quarter revenues were $7.1 million, compared to $4.0 million in the third quarter of 2003, a 75% increase.  Sales at the Delivery Systems Division increased approximately $1.2 million to nearly $5.25 million in the third quarter, or nearly 30%, when compared to the previous year.  This was the largest sales quarter in the Division’s history.  Sales of our core introducer product line increased 57% from $2.7 million to $4.2 million, reflecting growth in sales from several of our largest customers plus the launch of the FlowGuardTM valved introducer into the pacing market in which an initial stocking order benefited our quarterly results.

Year-to-date sales at the Delivery Systems Division totaled $15.1 million, a 15% increase over 2003.  Sales of introducer products totaled $12.0 million, a 25% increase over 2003, while our remaining product categories were similar or slightly down compared to 2003.

We have now shipped FlowGuard introducers to most of our major introducer customers and over the next several quarters will begin to see the market response.  Initial physician feedback on FlowGuard has been very positive due to its attributes of safety and ease of use.  Because of the large initial stocking order for FlowGuard in the third quarter, we anticipate fourth quarter sales in the Delivery Systems Division to be slightly less than in the third quarter.

Sales at our Lead Technologies Division declined during the quarter from $3.5 million last year to $1.8 million.  Keep in mind the $3.5 million of revenue from 2003 is not reflected in our comparative numbers presented in our press release.  As we discussed in our revised guidance press release of September 21, 2004, the Division’s largest customer informed us early in the first quarter that it would be reducing its orders for the next several quarters while it adjusted an inventory overstock situation.  We expected orders from the customer to start returning to normal run rates in the fourth quarter but it now appears that the lower level of purchases will persist through the end of the year.  Additionally, we discontinued several contract manufacturing projects at the end of 2003 plus one project in May of this year because they were not consistent with our business model or the product focus of our business.  While discontinuing those projects resulted in reduced sales compared to last year, it has opened manufacturing floor space that we are now preparing to use for the launch of the Myopore RxTM steroid epicardial lead and Fastac FlexTM delivery tool.

Year-to-date sales at the Leads Division totaled $6.6 million, a 17% decline over sales through the third quarter of 2003.

Third quarter gross margins on a consolidated basis were 39.7% compared to 40.4% a year ago for Medamicus alone, now the Delivery Systems Division.  Gross margins for the Delivery Systems Division were 47.4% for the quarter compared to 40.4% a year ago.  This result was better than our expectations and resulted from continued efforts to improve yields, as well as efficiencies from higher levels of production.

At our Leads Division gross margins decreased to 17.6% for the quarter and 22.7% year-to-date.  Margins in the second quarter were approximately 28%.  We attribute this outcome to the low level of sales in the quarter that caused a good portion of overhead to go unallocated to production as well as the resulting underutilization of production staff.

As a percentage of sales, research and development expenditures were 15.7% of sales, almost identical to the second quarter outcome.  We continue to invest in the development and regulatory approval of the Myopore Rx steroid epicardial lead and related FasTac Flex delivery tool.  At the Delivery Systems Division, substantial R & D dollars are dedicated towards the steerable introducer technology, both as it applies to partnerships with other companies’ therapeutic products, and, in bringing our own proprietary product to FDA marketing approval.  Year-to-date R & D expenditures were $3.3 million or 15.2% of sales compared to $1.2 million, or 9.2% of sales last year.  As we bring our key development projects to regulatory approval and then to market, we would anticipate research and development expenditures will more closely conform to our business model of 10-12% of sales next year.

Selling, general and administrative expenses were 18.9% of sales for the quarter, and 18.6% year-to-date.  We continue to experience larger than expected legal, accounting and consulting fees as we work towards compliance with the Sarbanes-Oxley Act.  As sales increase we will see a decrease in the percentage of dollars spent on administrative expenses.  However the ever increasing compliance requirements for publicly traded companies will not likely allow us to decrease the actual spending in this area.

You may note that our balance sheet reflected no cash as of September 30, 2004.  Because we are currently borrowing on our line of credit, we use all available cash to keep the borrowings as low as possible.  We have over $2 million of availability on our line of credit.  While we are profitable, an increase in our inventory balances during the quarter resulted in a greater amount of borrowing at quarter end than at the end of the second quarter.  Our inventory levels increased during the quarter as we moved to a new distribution strategy for our customers.  While this strategy has the short term impact of increasing our inventories, it significantly simplifies the process our customers go through when they order our products.  We expect to bring inventory balances in line with more historical levels over the next few quarters.

In addition to the Myopore lead and the FasTac Flex, we have a number of new products that are entering or will begin to enter the market in the months ahead.  I’m going to ask Mark Kraus and Jim Mellor to update you on the status of our key development projects for each Division.  Mark first:

Thank you Jim.  During the second quarter of this year, we began shipping our valved peelable introducer called FlowGuard for the introduction of dialysis catheters.  By the end of the third quarter, almost every significant dialysis catheter company has received the product and begun distribution.  Market response has been very positive, with most of the companies now working towards incorporating the introducer into their procedural kits.  As we have indicated in the past, prior to launching FlowGuard we did not have a large portion of the 300,000 unit introducer market for the placement of dialysis catheters.  The addition of FlowGuard to our product family should enable us to significantly increase our market share for dialysis catheter introducers, as well as further distinguish us as the dominant market leader of venous introducers.  We have also completed the validation of the smaller sizes of the product that will be primarily used for the placement of port catheters and pacing leads, and we made our first shipment of these sizes to a significant pacing customer.   With all of the FlowGuard sizes complete, roughly3 million of the 4 million venous access procedures performed annually can now receive the benefits provided by the FlowGuard introducer.

During the third quarter, we made significant progress on development of our proprietary line of sophisticated delivery catheters.  This progress will allow us to submit those documents necessary for our FDA regulatory clearance during the fourth quarter.  We anticipate that we will receive clearance from the FDA in early 2005. Once we receive clearance from the FDA, we will be able to offer each of our current and potential customers a device that they can use in a clinical setting. This will be particularly important to those companies that are in the midst of developing their interventional product but do not have a means to test it clinically.  Additionally, some of the companies we are currently working with have expressed interest in distributing our device sooner as an addition to their existing product line.

During the third quarter, we continued our work on sophisticated delivery catheters that will have utility in the treatment of atrial fibrillation, percutaneous mitral valve repair, carotid stent placement, and a variety of renal and peripheral interventions.  Each of these delivery catheters is based on our proprietary technology and could potentially be used in new treatments addressing large patient populations.  As stated previously, some of the companies we are partnered with are much further along than others, with some of them on track to bring their therapeutic device to market sometime in 2005.  To ensure successful completion of our proprietary device, and meet the ever-increasing demands of our delivery catheter partners, we have been, and expect to continue making significant investments in product development and manufacturing ramp-up activities throughout the remainder of this year and into 2005. I’ll now turn the call over to Jim Mellor.

Thank you Mark. Our Lead Technologies Division has been working diligently on getting everything in place for commercial production of our steroid epicardial lead, the Myopore Rx.  We will be producing a different version of our steroid epicardial lead for each of the two major cardiac rhythm management companies with whom we have signed supply agreements.  Regulatory submissions for both PMA approval and CE Mark were made earlier this year.   We could have CE approval as early as late October or early November, while FDA approval is anticipated early in Q1 2005.  We have maintained an excellent dialog with both our notified

body for European review and the FDA, so we continue to remain optimistic about our timing for commercialization.   As you know, the primary application for the Myopore Rx is for left ventricular pacing in CRT procedures when an endocardial coronary sinus lead cannot be placed or positioned for optimal bi-ventricular stimulation.  We continue to see this segment grow with the rest of the CRT market.

The companion project with these leads, is our epicardial lead delivery tool – the FasTac Flex, which is an implant tool that can be navigated from outside the body to facilitate easier access to the left ventricle when using more minimally invasive surgical procedures.  Since this lead implant device is designed for use with the Myopore lead design, both of the major cardiac rhythm management companies I referred to earlier will be distributing this product.  The addition of the FasTac Flex product, coupled with the availability of the new steroid epicardial lead, has the potential to double our revenue per surgical procedure from approximately $450 to approximately $900.  Our current epicardial lead comes loaded on a straight introducer as part of the lead package, while the new FasTac Flex will be sold as a separate item.  The FasTac Flex is a Class I device in the U.S., so its commercial introduction in mid-November will occur upon completion of our internal verification testing.  The CE Mark requires a dossier submission which is likely to receive approval in January 2005.

On another front, we are continuing development of a pacing adapter that will comply with the new IS-4 pacemaker connector standard that is currently under development by a CRM industry committee. These adaptors are necessary to enable leads already implanted in the heart to be able to connect to the new generation of pacemakers as batteries expire and the older pacemakers need to be replaced. As part of that committee, Enpath Medical believes the timing of a draft standard submission could happen in the second quarter of 2005, with the final standard

receiving ISO approval in 2006.   Enpath could become a major adapter resource for the CRM industry.  I’ll now turn the call back over to Jim Hartman.

Thanks, Jim.  Within that framework, let me provide some guidance for the fourth quarter of 2004.  In the revised guidance press release of September 21, we indicated that due to a reduction in orders from our largest customer at the Leads Division that will run to at least the end of the year, and because of a change in the marketing strategy of our two Myopore steroid lead and FasTac Flex customers to delay the launch of the FasTac Flex until the Myopore steroid lead receives regulatory clearance, we reduced our guidance for 2004 to a range of $29-30 million.  With further clarification and updated sales forecasts recently received from those customers, I would expect the sales total for 2004 would be approximately $29 million.

We expect gross margins in the fourth quarter to fall in the 38-39% range and we also anticipate that our other expense categories will be similar to those realized in the third quarter.

We are currently completing our annual planning process, a component of which is a thorough analysis of what we expect our sales to be in 2005.  We expect to complete that exercise in December and would anticipate providing you with our guidance for the upcoming year at that time.

In some regards, 2004 has been a challenging year for our company.  It has been a year however, that has produced significant accomplishments in positioning us for solid growth in 2005 and beyond.  We are on the cusp of gaining marketing approval for three of the most critical products in the company’s history: the Myopore steroid lead, the FasTax Flex delivery tool and our own proprietary steerable introducer delivery system.  We have developed relationships with an impressive array of key opinion leaders in the physician community.  Our research and development staff is expanding and our new product pipeline is robust and growing.  We have the highest commitment to unparalleled customer service delivering quality products on time.  Most importantly though, we have a highly dedicated and motivated group of employees that is committed to building a very special and very successful organization.

We are planning to make investor visits to the East Coast in early November and to the West Coast in early December and look forward to possibly seeing some of you on those trips.

Thank you for listening today.  Mark, Jim and I will answer any questions you may have.